     As filed with the Securities and Exchange Commission on June 25, 1999.

                                                 Registration No. 333-_____

             ======================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                            INTERNET.COM CORPORATION
                            ------------------------
               (Exact name of issuer as specified in its charter)


            Delaware                                        06-1542480
--------------------------------                       ---------------------
  (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                      Identification Number)


                                20 Ketchum Street
                           Westport, Connecticut 06880
                           ----------------------------
                    (Address of Principal Executive Offices)


               internet.com Corporation 1999 Stock Incentive Plan
               --------------------------------------------------


                                 Alan M. Meckler
                                    Chairman
                           and Chief Executive Officer
                            internet.com Corporation
                                20 Ketchum Street
                           Westport, Connecticut 06880
                                 (203) 226-6967
                       -----------------------------------
                      (Name, address and telephone number,
                   including area code, of agent for service)


                                    COPY TO:
                             William J. Grant, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000


                         CALCULATION OF REGISTRATION FEE

---------------- -------------- ------------- ------------- -------------------
Title of         Amount to be   Proposed        Proposed        Amount of
Securities to    registered(1)  maximum         maximum       registration
be Registered                   offering price  aggregate       fee
                                per share (2)   offering
                                                price (2)
---------------- -------------- ------------- ------------- -------------------
Common Stock, par
value $0.01 per   2,000,000        $14.00    $28,000,000.00     $7,784.00
share

(1) Represents the shares of common stock of internet.com Corporation (the "Common Stock") issuable pursuant to the internet.com Corporation 1999 Stock Incentive Plan.

(2) Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 (the "Securities Act"), based upon the offering price for the Common Stock upon the Company's initial public offering of Common Stock registered on the Company's Registration Statement on Form S-1, Registration No. 333-76331.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed with the Securities and Exchange Commission (the "Commission") by internet.com Corporation, a Delaware corporation (the "Company"), are incorporated by reference into the Registration
Statement:

         (a) The Company's Prospectus filed in connection with the Registration Statement on Form S-1, Registration No. 333-76331, filed on April 15, 1999, pursuant to the Securities Act, as amended by Amendment Nos. 1, 2, 3, 4 and 5, filed on May 19, 1999, May 21, 1999, June 3, 1999, June
         21, 1999 and June 23, 1999, respectively (collectively, the "S-1 Registration Statement"), pursuant to the Securities Act;

         (b) The description of the Company's common stock, par value $0.01 per share (the "Common Stock"), incorporated by reference into the Company's Registration Statement on Form 8-A, filed on June 16, 1999 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), contained in the S-1 Registration Statement.

         In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  DESCRIPTION OF SECURITIES

         Inapplicable

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Inapplicable

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

     As permitted by the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Company may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.

     The Company intends to enter into Indemnification Agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

     Reference is also made to Section 6 of the Purchase Agreement among the Company, U.S. Bancorp Piper Jaffray Inc., William Blair & Company, L.L.C. and

DLJdirect Inc. filed in connection with and as Exhibit 1.01 to the S-1 Registration Statement, which provides for the indemnification of officers, directors and controlling persons of the Company against certain liabilities in connection with the Company's initial public offering. The indemnification provision in the Company's Amended and Restated Certificate of Incorporation, Bylaws and the Indemnification Agreements entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company's directors and executive officers for liabilities arising under the Securities Act.

     The Company, with approval by the Company's Board of Directors, expects to obtain directors' and officers' liability insurance.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Inapplicable

Item 8.  EXHIBITS

Exhibit No.       Description of Exhibits
----------        -----------------------

     5 Opinion of Willkie Farr & Gallagher regarding the legality of the securities being registered.

   23.1           Consent of Arthur Andersen LLP.

   23.2           Consent of Willkie Farr & Gallagher (included in Exhibit 5).

   24             Power of Attorney (reference is made to the signature page).

Item 9.  UNDERTAKINGS

     1. The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration

                     Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westport, State of Connecticut, on this 24th day of June, 1999.



                                    INTERNET.COM CORPORATION


                                    By:  /s/ Alan M. Meckler
                                         --------------------------
                                         Alan M. Meckler
                                         Chairman and Chief
                                         Executive Officer

                          POWER OF ATTORNEY

     Each of the undersigned officers and directors of internet.com Corporation hereby severally constitutes and appoints Alan M. Meckler as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          Signature                      Title                       Date
          ---------                      -----                       ----

/s/ Alan M. Meckler
-------------------------
Alan M. Meckler                   Director, Chairman             June 23, 1999
                                  and Chief Executive Officer



/s/ Christopher S. Cardell
--------------------------
Christopher S. Cardell            Director, President            June 23, 1999
                                  and Chief Operating Officer



/s/ Christopher J. Baudouin
----------------------------
Christopher J. Baudouin          Chief Financial Officer         June 23, 1999

                                INDEX TO EXHIBITS

Exhibit No.    Description of Exhibit
-----------    ----------------------

      5 Opinion of Willkie Farr & Gallagher regarding the legality of the securities being registered.

     23.1      Consent of Arthur Andersen LLP.

     23.2      Consent of Willkie Farr & Gallagher (included in Exhibit 5).

     24        Power of Attorney (reference is made to the signature page).